Exhibit 10.55
2009 RESTATEMENT OF
ENERGIZER HOLDINGS, INC.
FINANCIAL PLANNING PLAN
INTRODUCTION
The Energizer Holdings, Inc. Financial Planning Plan (“Plan”) was adopted in 2000 for the benefit of certain employees of Energizer Holdings, Inc. and its affiliates. Pursuant to Notice 2007-86, with respect to the period from January 1, 2005 through December 31, 2008, the Plan was operated in accordance with applicable guidance under Section 409A of the Internal Revenue Code of 1986, as amended, and the Company’s good faith interpretation of compliance with Section 409A. Effective January 1, 2009, the Plan will be administered in accordance with the 2009 Restatement of the Energizer Holdings, Inc. Financial Planning Plan.
I. DEFINITIONS
     1.1 “Affiliated Company” means Energizer Holdings, Inc., those domestic corporations in which Energizer Holdings, Inc. owns directly or indirectly more than 50% of the voting stock, or any other entity so designed by the Committee.
     1.2 “Board” means the Board of Directors of Energizer Holdings, Inc.
     1.3 “Code” means the Internal Revenue Code of 1986, as amended.
     1.4 “Committee” means the Committee appointed to administer the Plan, its designee, or any successor to such Committee.
     1.5 “Company” means Energizer Holdings, Inc.
     1.6 “Eligible Employee” means an Employee who meets the requirements for coverage under Section 2.1 of the Plan.
     1.7 “Employee” means a person employed by the Company or an Affiliated Company and who is one of a select group of management or highly-compensated employees.
     1.8 “Plan” means the 2009 Restatement of Energizer Holdings, Inc. Financial Planning Plan.
     1.8 “Plan Year” means the twelve consecutive month period ending on December 31.
II. ELIGIBILITY
     2.1 Eligible Employees. The class of Employees eligible for coverage under this Plan consists of:
(a)	Principal Corporate Officers of the Company and/or an Affiliated Company;

(b)	Vice Presidents of the administrative and operating divisions of the Company and/or an Affiliated Company;

(c)	Principal Officers of major affiliates of the Company or an Affiliated Company; and

(d)	non-officer executives authorized by the Committee.
     2.2 Termination of Participation. An Eligible Employee shall cease participating in the Plan as of the date the Eligible Employee terminates employment with the Company and all Affiliated Companies. If an Eligible Employee dies while actively employed by the Company or an Affiliated Company, expenses incurred prior to the Eligible Employee’s death will be reimbursed in accordance with Section 3.1.
III. BENEFITS
     3.1 Amount of Reimbursement. The Eligible Employee shall select the advisor or advisors to perform the services described in Section 3.2. The Company will reimburse the Eligible Employee in an amount equal to 80% of the expenses incurred by the Eligible Employee for the services performed in accordance with Section 3.2. Eligible Employees shall submit requests for reimbursement to the Committee. Reimbursements will be paid not later than the end of the calendar year following the calendar year in which the expenses were incurred.
     The maximum amount that will be reimbursed for expenses incurred during a Plan Year for services described in Section 3.2 shall be as follows:

	First	Subsequent
	Plan Year	Plan Year
	Reimbursable	Reimbursable
	Amount	Amount
Principal Corporate Officers	$8,000	$6,000

Vice Presidents of designated divisions and subsidiaries	$5,000	$4,000
     If an Eligible Employee dies while an active Employee, the estate of the Eligible Employee may be reimbursed for expenses incurred by the Eligible Employee prior to his or her death for the Covered Services described below. Reimbursements will be paid not later than the end of the calendar year following the calendar year in which the expenses were incurred.
     3.2 Reimbursable Expenses. An Eligible Employee (or his or her estate, if applicable) shall be reimbursed for expenses incurred for the Covered Services described below:

(a)	Overall financial planning related to:
•	Investments

•	Cash flow and budgeting

•	Estate

•	Tax

•	Retirement

•	Insurance needs analysis

•	Educational funding

•	Company compensation and benefits
(b)	Preparation of legal documents:
•	Wills

•	Trusts

•	Tax Returns
(c)	Personal Computer Software Programs for:
•	Tax compliance

•	Cash flow and budgeting

•	Other topics related to overall financial planning or the preparation of legal documents.
     3.3 Excluded Services. An Eligible Employee shall not be reimbursed for expenses incurred for the Excluded Services described below:
(a)	Financial service commissions such as broker’s fees and mutual fund fees.

(b)	Fees related to the Eligible Employee’s (or spouse’s) “active” financial interest or legal obligations in any outside business, except to the extent of direct impact on the executive’s tax returns.

(c)	Trust fees to banks or other financial institutions.
IV. TAX DEDUCTIBILITY AND WITHHOLDING
     Reimbursements made under this Plan are taxable income to the Eligible Employee and will be handled as such by the Company. Reimbursements are not used in calculating benefit earnings for Company benefit plans.
V. AMENDMENT AND TERMINATION
     The Board and the Committee are each empowered to amend, modify or terminate this Plan at any time. A termination of the Plan must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.
VI. SECTION 409A COMPLIANCE
     No provision of this Plan shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) because of failure to satisfy the requirements of Code Section 409A and the regulations and guidance issued thereunder.
     IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer this 23rd day of December, 2008.

ENERGIZER HOLDINGS, INC.

By:	/s/ Peter J. Conrad

Title: Vice President Human Resources